Exhibit 2

Agreement

THIS AGREEMENT (the “Agreement”), dated as of September 3, 2024 (the “Effective Date”), is by and among Ted D. Kellner (the “Nominating Stockholder”), as nominating stockholder and a nominee, and Todd Deutsch and Robert L. Chioini (the “Other Nominees”), as additional nominees (each, a “Party” and, collectively, the “Parties”).

WHEREAS, each of the Parties was party to that certain Group Agreement, dated as of July 26, 2023 (as amended on January 3, 2024, the “Prior Agreement”), pursuant to which the Parties advanced the Nominating Stockholder’s nominations of each of them for election as directors at the 2023 annual meeting of stockholders of AIM Immunotech Inc. (the “Company”), solicited proxies in support of those nominations, participated in litigation proceedings with respect to such nominations, and otherwise coordinated with respect to those and other related actions;

WHEREAS, the Prior Agreement expired by its terms on July 26, 2024, other than certain provisions that survived expiration under the terms of the Prior Agreement (the “Surviving Provisions”); and

WHEREAS, the Parties have continued to coordinate with respect to the Company following the expiration of the Prior Agreement and desire to enter into this Agreement in anticipation of the Nominating Stockholder’s submission of nominations (the “Nominations”) of himself and the Other Nominees for election to the board of directors of the Company at the 2024 annual meeting of stockholders in order to establish the terms of their cooperation and their agreements with respect to the Nominations and the anticipated solicitation of proxies in support thereof.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Nominations and Solicitation. Each Party agrees to be nominated to serve as a director of the Company pursuant to the Nominations and to serve as a director if elected or otherwise appointed. Each of the Parties agrees to act together for the purpose of (i) preparing the information required to be delivered by the Nominating Stockholder in connection with his notice (the “Notice”) of the Nominations pursuant to the Company’s bylaws, (ii) soliciting proxies in support of the Nominations, (iii) taking any of the actions described in Section 3, and (iv) taking all other action they consider necessary or advisable to achieve the foregoing (collectively, the “Coordinated Activities”). Each Party agrees to provide all information with respect to himself and his activities and relationships as is necessary for the Notice, the proxy solicitation and otherwise with respect to the Coordinated Activities, update such information from time to time as appropriate, and to be responsible for the accuracy and completeness of such information.

2. Securities Ownership and Transactions. The Nominating Stockholder and Mr. Deutsch agree that the Schedule 13D jointly filed by them on July 27, 2023, as amended to date, discloses their respective beneficial ownership of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), or any other interests in respect of such shares (including any securities or instruments exchangeable for or convertible into equity or debt securities of the Company, options to purchase or sell equity or debt securities of the Company, and swaps, synthetics and other derivative securities or instruments, the value of which is related to equity or debt securities of the Company, whether or not settled in such securities) (collectively, “Company Securities”), in accordance with the applicable requirements thereof. Mr. Chioini represents that he does not beneficially own any Common Stock or other Company Securities. During the term of this Agreement, no Party shall, directly or indirectly, buy, sell, pledge or otherwise acquire or dispose of Common Stock or any other Company Securities without the consent of the other Parties, with such other Parties’ consent not to be unreasonably withheld, delayed or conditioned.

3. Coordinated Activities. The following matters shall be taken only after the Other Nominees have been informed and had a reasonable opportunity to review and comment and thereafter only with the approval of the Nominating Stockholder (which approval shall not be unreasonably withheld, delayed or conditioned): (i) the submission of the Notice, including any modifications or supplements thereto; (ii) the making, revising or withdrawing of any proposals to the Company regarding the conduct of its business, corporate governance matters, corporate transactions or otherwise; (iii) seeking to control, advise, change or influence the management, directors, governing instruments, stockholders, policies or affairs of the Company and the solicitation of any proxies or consents in connection therewith; (iv) the conduct of any proxy contest, consent solicitation or similar actions involving the Company, including, without limitation, the engagement of any advisors with respect thereto; (v) the manner, form, content and timing of any communications with the Company; (vi) the manner, form, content and timing of any public disclosures, public statements or other communications relating to the Company, the Company Securities, this Agreement or the activities contemplated by this Agreement (except that, if such disclosure, statement or communication is required by law or regulation applicable to a Party, such Party may make such required disclosure, statement or other communication without the agreement of the other Parties, provided that such Party has provided prior notice thereof to the other Parties and complied with Section 5 hereof if applicable); (vii) the admission of any additional members to any group (within the meaning of Section 13 of the Exchange Act) with respect to the Company Securities and including any of the Parties, whether formed by this Agreement or otherwise; (viii) entering into any agreement, arrangement or understanding (whether or not in writing) with any third party in connection with the acquisition, holding, voting or disposition of Company Securities; (ix) entering into any settlement or cooperation agreement with the Company; and (x) initiating a lawsuit or other legal action against the Company.

4. Expenses. The Nominating Stockholder shall be responsible for all expenses, including but not limited to, legal expenses, proxy solicitation fees, litigation costs, public relations fees, printing and distribution fees and fees paid to other advisors, consultants and service providers in connection with the Coordinated Activities. The Other Nominees will not incur any expenses pursuant to this Agreement without the advance consent of the Nominating Stockholder, with such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing sentence, a Party will be responsible for any expense or liability arising out of such Party’s or its affiliates’ fraud, willful misconduct, gross negligence, or any liability or expense relating specifically to such Party that is not in connection with the Coordinated Activities or not consented to as specified herein. The Parties acknowledge the Surviving Provisions, and that expenses incurred under the Prior Agreement, and any reimbursement thereof, will continue to be controlled thereby (other than that the Parties will not seek reimbursement of expenses incurred by the “ASFV Committee” and related participants in connection with their nominations and proxy solicitation (including related litigation costs) in connection with the Company’s 2022 annual meeting of stockholders).

5. Regulatory Reporting. In connection with the Coordinated Activities, the Parties will jointly prepare and timely file all filings required by Section 14 of the Exchange Act and the Nominating Stockholder and Mr. Deutsch will jointly prepare and timely file all filings required by Section 13 of the Exchange Act after review, comment and consent by Mr. Chioini. Each Party will cooperate with the other, including by providing all necessary information, in order to facilitate the timely and accurate filing of all joint and individual filings.

6. Termination. This Agreement will terminate at 11:59 p.m. (New York time) on the first anniversary of the Effective Date, or upon the earlier of the (i) mutual written agreement of the Parties; provided that if one Party provides the other Parties with written notice of its desire for mutual written termination of the Agreement, such other Parties’ consent to such mutual written termination shall not be unreasonably withheld, delayed or conditioned, (ii) execution by each Party of a settlement or cooperation agreement with the Company, or (iii) completion of the Company’s next annual meeting of stockholders. In the event of termination, the Parties shall cooperate to take such actions as may be necessary or required publicly to disclose such termination and/or the consequences thereof, including, without limitation, amending any prior filings under the Exchange Act concerning the Company, Company Securities and/or the relationship between the Parties. Sections 4 and 11 shall survive any termination of this Agreement.

7. Relationship of the Parties. Nothing in this Agreement shall be construed as creating (including, without limitation, for U.S. income tax purposes) any agency relationship, nor shall any Party, except as expressly set forth in this Agreement, (i) have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other Parties or (ii) have any fiduciary or other duties to the other Parties. The relationship of the Parties pursuant to this Agreement shall be limited to carrying out the activities described in accordance with the terms of this Agreement. For the avoidance of doubt, nothing herein shall constitute a commitment or assurance that any Party would vote a certain way if elected or appointed as a director of the Company or otherwise limit or interfere with a Party’s ability to comply, if elected or appointed as a director of the Company, with such Party’s fiduciary duties under applicable law.

8. Limitations on Liability. Except as provided herein, in no event shall any Party be liable to the other Parties for any actions or activities undertaken by such other Parties or their affiliates pursuant to this Agreement; provided, however, that a Party shall be liable for any such actions or activities arising out of such Party’s or its affiliates’ fraud, willful misconduct, gross negligence, or activities or actions prior to the date hereof or any liability or expense relating specifically to such Party.

9. Notices. All notices permitted or required hereunder shall be in writing and delivered personally or sent by overnight express mail or courier or sent by electronic mail to the Parties at the addresses below (or at such other address as a Party shall designate in writing to the other Parties in the manner specified herein) and shall be effective at the earlier of the date received or, if by electronic mail, upon sender’s receipt of electronic confirmation of receipt if within normal business hours at the place notice was sent or, if thereafter, on the following business day.

If intended for the Nominating Stockholder:

If intended for Mr. Chioini:

If intended for Mr. Deutsch:

10. Further Assurances. Each Party hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement us may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

11. Miscellaneous. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, (ii) may not be assigned, amended, waived or modified except by a writing signed by each Party, (iii) may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument, (iv) is solely for the benefit of the Parties hereto and no other person shall have any rights hereunder and (v) represents the entire agreement between the Parties with respect to the subject matter of this Agreement (for the avoidance of doubt, other than the Surviving Provisions). In addition, any legal action or proceeding arising out of the provisions of this Agreement or the Parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

By:	/s/ Robert L. Chioini
Name: Robert L. Chioini

By:	/s/ Todd Deutsch
Name: Todd Deutsch

By:	/s/ Ted D. Kellner
Name: Ted D. Kellner

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